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                                                               EXHIBIT (A)(5)(F)


                         [RED CAPITAL GROUP LETTERHEAD]




                                October 9, 2001


Mr. Abdo Khoury
President
ARV Assisted Living, Inc.
245 Fischer Ave., D-1
Costa Mesa, CA 92626

          RE: EXTENSION AND MODIFICATION OF RED MORTGAGE CAPITAL, INC.'S ("RMC") LOAN TO VILLA LAS POSAS (THE "PROJECT").

Dear Mr. Khoury:

     This letter is to follow up on our recent discussions regarding the referenced Project. We are interested in working with you to provide an extension and modification to the existing first mortgage loan secured by Villa las Posas (the "Loan") using the funding capabilities of Red Mortgage Capital, Inc. ("RMC") and/or other lenders (collectively, "Lender"). We understand that ARV is reviewing an opportunity to purchase the P-III assets from the limited partners.

     Identified below are some very basic transaction parameters for the Loan Modification. Please note that these terms are preliminary and are intended for discussion only, and are subject to change as we undertake our detailed analysis:

     Borrower:                Retirement Inns III, L.L.C., a single asset
                              entity.

     Additional Loan Amount:  An amount equal to the lesser of $4,000,000, and
                              (a) when combined with the Loan 80% of MAI appraised value and (b) an amount that produces a 1.30x DSCR using underwritten Net Operating Income.

     Interest Rate:           10.25%

     Financing Fees:          a) Three-fourths percent (.75%) of the outstanding
                                 Loan for the extension.
                              b) $100,000 for the Additional Loan Amount

     Maturity Extension:      January 1, 2003


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Mr. Abdo Khoury
October 9, 2001
Page 2


     Additional Collateral:   a) ARV guaranty of payment for 50% of Loan
                              b) Deposit in the amount of $3.0 million to be
                                 held by RMC
                              c) Assignment of ARV's equity interest in the
                                 Project and Chandler Villas

     Other:                   a) ARV will commit a minimum of $3,000,000 cash
                                 to the acquisition of the Project.
                              b) ARV can apply a portion of the required cash
                                 contribution by purchasing a subordinated piece
                                 of RMC's loan with no foreclosure rights.
                              c) A loan paydown at application to HUD will be
                                 required should the application for HUD
                                 mortgage insurance be less than the outstanding mortgage amount.

     Permanent Financing
     Exclusive:               The Borrower and ARV shall reaffirm that RMC has
                              the exclusive right, but not the obligation, to arrange or provide any replacement permanent financing for the Project. It is expected that the permanent finance will be a HUD insured mortgage processed by RMC. A draft contract will be attached to the engagement letter.

     Of course, there will be other terms and conditions for this financing, including matters of security, collateral, third party reports, etc. Any commitment to lend will require approval from our Loan Committee(s).

     We would be glad to prepare a more detailed term sheet and an engagement letter if you find these discussion terms of interest. Please let us know if you would like us to proceed in this manner and do not hesitate to call with any questions.

                                   Very truly yours,

                                   RED MORTGAGE CAPITAL, INC.


                                   /s/ CRAIG S. JONES
                                   ------------------------------
                                   Craig S. Jones
                                   Managing Director

cc: Christian R. Mauger - Red Mortgage Capital, Inc. (Columbus, OH) Michael S. Wood - Red Mortgage Capital, Inc. (Columbus, OH)
     John W. Adams - Red Mortgage Capital, Inc. (Columbus, OH)